Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-132747

================================================================================
                            Subject to Completion: PROSPECTUS SUPPLEMENT
                            (To Prospectus dated March 27, 2006)
                            Preliminary Prospectus Supplement dated May 26, 2006

__% Principal Protected Notes

UBS AG $__ NOTES LINKED TO THE DOW JONES-AIG EXENERGY SUB-INDEX(SM) DUE ON OR ABOUT DECEMBER 31, 2008; PROVIDING 95% TO 99% PRINCIPAL PROTECTION (TO BE DETERMINED ON THE TRADE DATE)

Issuer (Booking Branch):         UBS AG (Jersey Branch)

Maturity Date:                   We currently expect that the Notes will mature
                                 on or about December 31, 2008 (Investment term of 2 years, 6 months).

No Interest Payments:            We will not pay you interest during the term of
                                 the Notes.

Underlying Index:                The return on the Notes will be linked to the
                                 performance of the Dow Jones-AIG ExEnergy
                                 Sub-Index(SM) (the "Index"). The Index is designed to be a diversified benchmark for commodities as an asset class. The Index is currently composed of fifteen futures contracts on physical commodities (the "Index
                                 Commodities") traded on U.S. exchanges, with the exception of aluminum, nickel and zinc contracts, which trade on the London Metal
                                 Exchange (the "LME"). The Index is a sub-index of, and derived from, the Dow Jones-AIG
                                 Commodity Index(SM) (the "DJAIG Index"), with the exception of energy commodities, which are included in the DJAIG Index but excluded from the Index. The Index was designed by AIG
                                 International Inc. ("AIGI") and is calculated by Dow Jones & Company, Inc. ("Dow Jones") in conjunction with AIGI.

Protected Amount                 Between $9.50 and $9.90 (to be determined on or
  (per $10.00):                  about June 23, 2006 (the "trade date"))

Payment at Maturity:             At maturity, you will receive a cash payment
                                 per $10 principal amount of your Notes equal to the Protected Amount plus the GREATER of:

                                    (i)  $10.00 x Index Return

                                    OR

                                    (ii) Zero.

Index Return:                    Index Ending Level - Index Starting Level
                                 -----------------------------------------
                                             Index Starting Level

Index Starting Level:            __, the closing level of the Index on the trade
                                 date.

Index Ending Level:              The Index Ending Level will be the closing
                                 level of the Index on or about December 22, 2008 (the "final valuation date").

CUSIP Number:                    __

No Listing:                      The Notes will not be listed or displayed on
                                 any securities exchange, the Nasdaq National
                                 Market System or any electronic communications network.

SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note .................   100%             2.5%             97.5%
Total ....................

UBS INVESTMENT BANK              UBS FINANCIAL SERVICES INC.          [UBS LOGO]
Prospectus Supplement dated June __, 2006

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Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS", "we", "our" and "us" refer only to UBS AG and NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE NOTES?

The Notes are medium-term notes issued by UBS, offering principal protection of between $9.50 and $9.90 per $10.00 principal amount (to be determined on or about June 23, 2006 (the "trade date")). If the Index Return is positive, you will receive between $9.50 and $9.90 per $10.00 principal amount plus 100% of any appreciation of the Dow Jones-AIG ExEnergy Sub-Index(SM) (the "Index") at maturity. The Index is designed to be a diversified benchmark for commodities as an asset class. The Index is currently composed of fifteen futures contracts on physical commodities (the "Index Commodities") traded on U.S. exchanges, with the exception of aluminum, nickel and zinc contracts, which trade on the London Metal Exchange (the "LME"). The Index is a sub-index of, and derived from, the Dow Jones--AIG Commodity Index(SM) (the "DJAIG Index"), with the exception of energy commodities, which are included in the DJAIG Index but excluded from the Index. The Index was designed by AIG International Inc. ("AIGI") and is calculated by Dow Jones & Company, Inc. ("Dow Jones") in conjunction with AIGI. The return on the Notes is linked to performance of the Index, expressed as a percentage, from the trade date to on or about December 22, 2008 (the "final valuation date"). The Index Return will be calculated as follows:

                       Index Ending Level - Index Starting Level
      Index Return  = -----------------------------------------
                                 Index Starting Level

where the "Index Starting Level" is __, the closing level of the Index on the trade date, and the "Index Ending Level" is the closing level of the Index on the final valuation date.

At maturity, the cash payment per $10 principal amount of the Notes will be equal to the Protected Amount plus the GREATER of:

      (i)  $10.00 x Index Return

           OR

      (ii) Zero.

The "Protected Amount" will be between $9.50 and $9.90 per $10.00 principal amount (to be determined on the trade date).

Your participation is equal to 100% of any appreciation in the Index over the term of the Notes, less 1% to 5% of your principal, to be determined on the trade date. You will not receive less than $9.50 - $9.90, to be determined on the trade date, per $10 principal amount of the Notes if you hold the Notes to maturity.

We will not pay you interest during the term of the Notes.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the opportunity for full participation in potential increases in the level of the Index, less 1% to 5% of your principal, to be determined on the trade date.

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                                                                             S-1
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>    PRESERVATION OF CAPITAL--You will receive between $9.50 and $9.90 per $10 principal amount of your Notes (to be determined on the trade date) if you hold the Notes to maturity, regardless of the performance of the Index.

> MINIMUM INVESTMENT--Your minimum investment is 100 Notes at a principal amount of $10 per Note (a minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-6.

> MARKET RISK--The return on the Notes, if any, is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive. If the Index Return is 0%, you will lose 1% to 5% of your principal (to be determined on the trade date). The Index must increase in value by __% for you to receive 100% of your principal, and the Index Return must exceed __% for you to receive a return on your principal

> POTENTIAL OVERCONCENTRATION--The exchange-traded physical commodities underlying the futures contracts included in the Index from time to time are concentrated in a limited number of sectors, particularly agriculture and metals, and may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors. See "The Dow Jones-AIG ExEnergy Sub-Index--Diversification Rules" on page S-17.

> NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

> NO PRINCIPAL PROTECTION UNLESS YOU HOLD THE NOTES TO MATURITY--You will be entitled to receive between $9.50 and $9.90 per $10.00 principal amount of your Notes (to be determined on the trade date) only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the final valuation date. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss. You should be willing to hold your Notes to maturity.

> THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You seek an investment with a return linked to the performance of the Index.

> You are willing to accept the risk of fluctuations in commodity prices in general and exchange-traded futures contracts on physical commodities in particular.

> You seek an investment that offers between $9.50 and $9.90 per $10.00 principal amount (to be determined on the trade date) principal protection on the Notes when held to maturity.

>    You are willing to hold the Notes to maturity.

>    You do not seek current income from this investment.

> You are willing to invest in the Notes based on the range indicated for the Protected Amount.

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S-2

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THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You are not willing to be exposed to fluctuations in commodities prices in general and exchange-traded futures contracts on physical commodities in particular.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

>    You are unable or unwilling to hold the Notes to maturity.

>    You seek current income from your investment.

> You will create an overconcentrated position in the commodities sector of your portfolio by owning the Notes.

>    You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. Your cost basis in your Notes will be increased by the amount you are required to include in income. We have determined that the comparable yield is equal to __% per annum, compounded semiannually. This comparable yield is neither a prediction nor a guarantee of what the actual payment at maturity will be, or that the actual payment at maturity will even exceed the full principal amount.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-33.

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                                                                             S-3
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HYPOTHETICAL EXAMPLES OF HOW THE NOTES PERFORM AT MATURITY

The examples below are based on the following assumptions:
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   Initial Investment:           $10
   Index Starting Level:         100 (the actual Index Starting Level will be
                                 the closing level of the Index on the trade
                                 date)
   Protected Amount:             $9.70 (the actual Protected Amount will be
                                 determined on the trade date)
   Term:                         2 years 6 months
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  EXAMPLE 1 -- THE INDEX RETURN IS UP 40%
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  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Index Return is 40%, the investor would receive at maturity the Protected Amount plus a payment equal to 100% of the positive Index Return, as set forth below:

   At maturity, you will receive a cash payment equal to the greater of:

         (i)  $9.70                                                        $9.70
              OR
         (ii) $9.70 + ($10 x Index Return)
              $9.70 + ($10 x 40%)                                         $13.70

  INVESTOR RECEIVES $13.70 AT MATURITY FOR EACH NOTE (A 37% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $10 DIRECT INVESTMENT IN THE INDEX

         Principal amount =                                                  $10
              PLUS
         Principal amount x Index Return
         $10 x 40% =                                                          $4
                                                                            ----
                                                                 TOTAL:      $14
                                                                            ----

  INVESTOR WOULD RECEIVE $14 ON A $10 DIRECT INVESTMENT IN THE INDEX (A 40% TOTAL RETURN).
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  EXAMPLE 2 -- THE INDEX RETURN IS DOWN -40%
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  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Index Return is -40%, the investor would receive at maturity only the Protected Amount of each Note.

   At maturity, you will receive a cash payment equal to the greater of:

         (i)  $9.70                                                        $9.70
              OR
         (ii) $9.70 + ($10 x Index Return)
              $9.70 + ($10 x -40%)                                         $5.70

  INVESTOR RECEIVES $9.70 AT MATURITY FOR EACH NOTE (A -3% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $10 DIRECT INVESTMENT IN THE INDEX

         Principal amount =                                                  $10
              PLUS
         Principal amount x Index Return
         $10 x (-40%) =                                                      -$4
                                                                            ----
                                                                 Total:       $6
                                                                            ====

   INVESTOR WOULD RECEIVE $6 ON A $10 DIRECT INVESTMENT IN THE INDEX (A -40% TOTAL RETURN).
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S-4

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RETURN PROFILE AT MATURITY

The graph and table set forth below show the return on an investment in the Notes for Index Returns ranging from -100% to +100% over the full term of the Notes.

     ASSUMPTIONS:
     Initial Investment:         $10
     Index Starting Level:       100 (the actual Index Starting Level will be
                                 the closing level of the Index on the trade
                                 date)
     Protected Amount:           $9.70 (the actual Protected Amount will be
                                 determined on the trade date)
     Term:                       2 years 6 months

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        PERFORMANCE OF THE INDEX            PERFORMANCE OF THE NOTES
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    FINAL              INDEX             NOTES PAYMENT       NOTES
 INDEX LEVEL           RETURN*            AT MATURITY       RETURN*
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      200               100%                $19.70            97%
      190                90%                $18.70            87%
      180                80%                $17.70            77%
      170                70%                $16.70            67%
      160                60%                $15.70            57%
      150                50%                $14.70            47%
      140                40%                $13.70            37%
      130                30%                $12.70            27%
      120                20%                $11.70            17%
      110                10%                $10.70             7%
      103                 3%                $10.00             0%
      100                 0%                 $9.70            -3%
       90               -10%                 $9.70            -3%
       80               -20%                 $9.70            -3%
       70               -30%                 $9.70            -3%
       60               -40%                 $9.70            -3%
       50               -50%                 $9.70            -3%
       40               -60%                 $9.70            -3%
       30               -70%                 $9.70            -3%
       20               -80%                 $9.70            -3%
       10               -90%                 $9.70            -3%
        0              -100%                 $9.70            -3%
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* Percentages have been rounded for ease of analysis.

                               [GRAPHIC OMITTED]

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                                                                             S-5
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Risk Factors

YOUR INVESTMENT IN THE NOTES WILL INVOLVE RISKS. THE NOTES ARE NOT SECURED DEBT. UNLIKE ORDINARY DEBT SECURITIES, THE RETURN ON THE NOTES IS LINKED TO THE PERFORMANCE OF THE DOW JONES-AIG EXENERGY SUB-INDEX(SM) (THE "INDEX"). As DESCRIBED IN MORE DETAIL BELOW, THE TRADING PRICE OF THE NOTES MAY VARY CONSIDERABLY BEFORE THE MATURITY DATE, DUE, AMONG OTHER THINGS, TO FLUCTUATIONS IN THE PRICE OF COMMODITIES THAT MAKE UP THE INDEX AND OTHER EVENTS THAT ARE DIFFICULT TO PREDICT AND BEYOND OUR CONTROL. INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE COMMODITIES COMPRISING THE INDEX OR THE INDEX ITSELF. INVESTING IN THE NOTES IS ALSO NOT EQUIVALENT TO INVESTING IN A ZERO COUPON BOND WITH THE SAME MATURITY AND CREDIT RISK AS THE NOTES THAT PAY 100% OF PRINCIPAL AT MATURITY. THIS SECTION DESCRIBES THE MOST SIGNIFICANT RISKS RELATING TO AN INVESTMENT IN THE NOTES. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. THE PROTECTED AMOUNT IS PROTECTED ONLY IF YOU HOLD YOUR NOTES TO MATURITY.

You will receive at least the minimum payment of between $9.50 and $9.90 per $10.00 principal amount of your Notes (to be determined on the trade date) if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your Notes sold. You should be willing to hold your Notes to maturity.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE INDEX COMMODITIES OR A SECURITY DIRECTLY LINKED TO THE PERFORMANCE OF THE INDEX.

The return on your Notes will not reflect the return you would have realized if you had actually owned the Index Commodities or a security directly linked to the performance of the Index, and held such investment for a similar period because you will receive 100% of any appreciation in the Index over the term of the Notes, less 1% to 5% of your principal, to be determined on the trade date, if the Notes are held to maturity. If the level of the Index increases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Notes declines.

UNLESS THE INDEX ACHIEVES A RETURN OF AT LEAST __%, YOU WILL NOT RECEIVE A RETURN ON YOUR PRINCIPAL.

If the Index Return is 0%, you will lose 1% to 5% of your principal (to be determined on the trade date). The Index must increase in value by at least __% for you to receive 100% of your principal, and the Index Return must exceed __% for you to receive a return on your principal.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS, INCLUDING VOLATILE COMMODITIES PRICES.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index will affect the market value of the Notes more than any other factor. Other factors described in detail in the paragraphs below that may influence the market value of the Notes include:

> the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

> the market price of the Index Commodities or the exchange-traded futures contracts on the Index Commodities;

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RISK FACTORS
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>    the time remaining to the maturity of the Notes;

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

> economic, financial, political, regulatory, geographical, agricultural, or judicial events that affect the level of the Index or the market price of the Index Commodities or the exchange-traded futures contracts on the Index that affect commodities and futures markets generally; or

>    the creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price". Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Notes.

RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE NOTES.

Because the Notes are linked to the Index which reflects the return on futures contracts on currently fifteen different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the Index will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the Index for the following year. However, Dow Jones and AIGI may not discover every discrepancy. Furthermore, the annual weightings for the Index are determined each year in June and announced in July by AIGI under the supervision of an Index Oversight Committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the Index and has no obligation to take the needs of any parties to transactions involving the Index into consideration when reweighting or making any other changes to the Index. Finally, subject to the minimum/maximum diversification limits described in "The Dow Jones-AIG ExEnergy Sub-Index - Diversification Rules" on page S-17, the exchange-traded physical commodities underlying the futures contracts included in the Index from time to time are concentrated in a limited number of sectors, particularly energy and agriculture. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

HIGHER FUTURE PRICES OF THE INDEX COMMODITIES RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY.

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a

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RISK FACTORS
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certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as "rolling". If the market for these contracts is (putting aside other considerations) in "backwardation", where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a "roll yield". While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Index, such as gold, have historically traded in "contango" markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative "roll yields," which could adversely affect the value of the Index and, accordingly, adversely affect the market value of your Notes.

CHANGES THAT AFFECT THE CALCULATION OF THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of Dow Jones and AIGI, a subsidiary of American International Group, Inc., concerning the methodology and calculation of the Index, additions, deletions or substitutions of the Index Commodities or exchange-traded futures contracts on the Index Commodities could affect the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if Dow Jones and AIGI, in their sole discretion, change these policies, for example, by changing the methodology for compiling and calculating the Index, or if Dow Jones and AIGI discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the Index starting level or the Index ending level are not available because of a market disruption event or for any other reason, the calculation agent -- which will initially be UBS Securities LLC, an affiliate of the Issuer -- will make a good faith estimate in its sole discretion of the Index ending level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index ending level is required to be determined, the calculation agent will instead make a good faith estimate in its sole discretion of the Index ending level by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indexes and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

HISTORICAL LEVELS OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES.

The actual performance of the Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index. The trading prices of exchange-traded futures contracts on the Index Commodities will determine the level of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall.

COMMODITY PRICES MAY CHANGE UNPREDICTABLY, AFFECTING THE INDEX LEVEL AND THE VALUE OF YOUR NOTES IN UNFORESEEABLE WAYS.

Trading in futures contracts associated with the Index Commodities is speculative and can be extremely volatile. Market prices of the Index Commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease;

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RISK FACTORS
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technological developments and changes in interest rates. These factors may affect the level of the Index and the value of your Notes in varying ways, and different factors may cause the value of different commodities included in the Index, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

THE FORMULA FOR DETERMINING THE CASH PAYMENT AT MATURITY DOES NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE INDEX.

Changes in the Index during the term of the Notes before the final valuation date will not be reflected in the calculation of the cash payment payable at maturity. The calculation agent will calculate such cash payment by comparing only the level of the Index on the trade date and the level of the Index on the final valuation date. No other Index levels will be taken into account. As a result, you may not receive a positive return on your investment even if the Index has risen at certain times during the term of the Notes before falling to a level below the Index starting level on the final valuation date.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR HAVE RIGHTS IN THE EXCHANGE-TRADED FUTURES CONTRACTS ON THE INDEX COMMODITIES.

You will not receive any periodic interest payments on the Notes. As an owner of the Notes, you will not have rights that holders of the exchange-traded futures contracts on the Index Commodities may have.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS intend to make a market for the Notes, although they are not required to do so and may stop making a market in the Notes at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

As a result, if you sell your Notes before maturity, you may have to do so at a discount from the issue price and you may suffer losses.

THE NOTES ARE LINKED TO THE DOW JONES-AIG EXENERGY SUB-INDEX(SM) NOT THE DOW JONES-AIG EXENERGY SUB-INDEX TOTAL RETURN(SM).

The Notes are linked to the Dow Jones-AIG ExEnergy Sub-Index(SM), which, as discussed below, reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index. The Dow Jones-AIG ExEnergy Sub-Index Total Return(SM) is a "total return" index which, in addition to reflecting those returns, also reflects interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills. Because the Notes are linked to the Dow Jones-AIG ExEnergy Sub-Index(SM), the return on the Notes will not include the total return feature of the Dow Jones-AIG ExEnergy Sub-Index Total Return(SM).

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN INDEX COMMODITIES, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON INDEX COMMODITIES OR THE INDEX, MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-31, we or one or more affiliates may hedge our obligations under the Notes by purchasing Index Commodities, futures or options on Index Commodities or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Commodities or the Index, and we may adjust these

RISK FACTORS
--------------------------------------------------------------------------------

hedges by, among other things, purchasing or selling Index Commodities, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Commodities and the level of the Index and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in Index Commodities, the exchange-traded futures contracts on the Index Commodities, and other investments relating to Index Commodities, the exchange-traded futures contracts on the Index Commodities, or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of Index Commodities, the exchange-traded futures contracts on the Index Commodities, and the level of the Index and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Commodities, the exchange-traded futures contracts on the Index Commodities, or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

WE AND OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE NOTES.

UBS and its affiliates publish research from time to time on commodities and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have published research or other opinions that calls into question a passive investment in commodities and opines that commodities may not provide an effective inflation hedge or portfolio diversification benefits relative to other investments. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. The Notes are linked to an Index that is intended to passively track the prices of a basket of commodities. Investors should make their own independent investigation of the merits of investing in the Notes and the Index to which the Notes are linked.

TRADING AND OTHER TRANSACTIONS BY AIGI AND DOW JONES IN THE FUTURES CONTRACTS COMPRISING THE INDEX AND THE UNDERLYING COMMODITIES MAY AFFECT THE VALUE OF THE INDEX.

AIGI and its affiliates actively trade futures contracts and options on futures contracts on the Index Commodities. AIGI and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments which are linked to the performance of Index Commodities or are linked to the performance of the Index. Certain of AIGI's affiliates may underwrite or issue other securities or financial instruments indexed to the Index and related Indices, and Dow Jones and AIGI and certain of their affiliates may license the Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the value of the Index. For instance, a market maker in a financial instrument linked to the performance of the Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Index components in order to hedge the market maker's position in the financial instrument may affect the market price of the futures contracts included in the Index, which in turn may affect the value of the Index. With respect to any of the activities described above, none of AIGI, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time.

RISK FACTORS
--------------------------------------------------------------------------------

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH DOW JONES AND AIGI AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with Dow Jones and AIGI in any way (except for licensing arrangements discussed below in "The Dow Jones-AIG ExEnergy Sub-Index" beginning on page S-13) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither Dow Jones nor AIGI is under any obligation to continue to calculate the Index or required to calculate any successor index. If Dow Jones and AIGI discontinue or suspend the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-27 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation" on page S-29.

The information in "The Dow Jones-AIG ExEnergy Sub-Index" section beginning on page S-13 has been taken from (i) publicly available sources and (ii) a summary of the Dow Jones-AIG Commodity Index Handbook (a document that is considered proprietary to Dow Jones and AIGI and is not publicly available). Such information reflects the policies of, and is subject to change by, Dow Jones and AIGI. UBS has not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Index, AIGI, and Dow Jones. Dow Jones and AIGI are not involved in the offer of the Notes in any way and have no obligation to consider your interests as a holder of the Notes.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-30. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting Index Commodities or the Index has occurred or is continuing on the day when the calculation agent will determine the Index ending level. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE INDEX ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the Index ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, then the calculation agent will instead use the closing level of the Index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final valuation date. If a market disruption event is occurring on the last possible final valuation date, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-27.

RISK FACTORS
--------------------------------------------------------------------------------

INDEX CALCULATION DISRUPTION EVENTS MAY REQUIRE AN ADJUSTMENT TO THE CALCULATION OF THE INDEX.

At any time during the term of the Notes, the daily calculation of the Index may be adjusted in the event that AIGI determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day; the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day's settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or, with respect to any futures contract used in the calculation of the Index that trades on the LME, a business day on which the LME is not open for trading. Any such index calculation disruption events may have an adverse impact on the value of the Index or the manner in which it is calculated. See "The Dow Jones-AIG ExEnergy Sub-Index--Index Calculation Disruption Events" on page S-19.

AIGI MAY BE REQUIRED TO REPLACE A DESIGNATED CONTRACT IF THE EXISTING FUTURES CONTRACT IS TERMINATED OR REPLACED.

A futures contract known as a "Designated Contract" has been selected as the reference contract for each underlying physical commodity. See "Composition of the Index--Commodities Available for Inclusion in the Index" on page S-16. Data concerning this Designated Contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced by an exchange, a comparable futures contract would be selected by the Dow Jones-AIG ExEnergy Sub-Index Oversight Committee, if available, to replace that Designated Contract. The termination or replacement of any Designated Contract may have an adverse impact on the value of the Index.

UBS HAS A NON-EXCLUSIVE RIGHT TO USE THE INDEX.

UBS has been granted a non-exclusive right to use the Index and related service marks and trademarks in connection with the Notes. If UBS breaches its obligations under the license, AIGI and Dow Jones will have the right to terminate the license. If AIGI and Dow Jones choose to terminate the license agreement, UBS still has the right to use the Index and related service marks and trademarks in connection with the Notes until their maturity, provided that UBS cures its breach within thirty days of the termination of the license. If UBS fails to cure this breach, it may become difficult for UBS to determine the redemption amount of the Notes. The calculation agent in this case will determine the Index ending level or the fair market value of the Notes -- and thus the amount payable at maturity -- in a manner it considers appropriate in its reasonable discretion.

THE INCLUSION OF COMMISSIONS AND COMPENSATION IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

--------------------------------------------------------------------------------


The Dow Jones-AIG ExEnergy Sub-Index

The following is a description of the Dow Jones-AIG ExEnergy Sub-Index(SM) (the "Index"), including, without limitation, their make-up, method of calculation and changes in their components. The information in this description has been taken from (i) publicly available sources and (ii) a summary of the Dow Jones-AIG Commodity Index Handbook (a document that is considered proprietary to Dow Jones and AIGI and is available to those persons who enter into a license agreement available at http://www.aigfp.com/ commodities/djaigcihandbook). Such information reflects the policies of, and is subject to change by, Dow Jones and AIGI. UBS has not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Index, AIGI and Dow Jones. Dow Jones and AIGI are not involved in the offer of the Notes in any way and have no obligation to consider your interests as a holder of the Notes. Dow Jones and AIGI have no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in their sole discretion.

OVERVIEW

The Index was introduced in July 1998 to provide unique, diversified, economically rational and liquid benchmarks for commodities as an asset class. The Index is currently composed of the prices of fifteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, please see "The Commodity Futures Markets" on page S-24. The commodities included in the Index for 2006 are as follows: aluminum, coffee, copper, corn, cotton, gold, hogs, live cattle, nickel, silver, soybeans, soybean oil, sugar, wheat and zinc. Futures contracts on the Index are currently listed for trading on the Chicago Board of Trade ("CBOT").

The Index is a proprietary Index that Dow Jones and AIGI developed and that Dow Jones, in conjunction with AIGI, calculates. The methodology for determining the composition and weighting of the Index and for calculating its value is subject to modification by Dow Jones and AIGI, at any time. At present, Dow Jones disseminates the level of the Index approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time) and publishes a daily Index level at approximately 4:00 p.m. (New York time), on each DJ-AIG Business Day (as defined below) on Reuters page DJAIGXE. Index levels can also be obtained from the official websites of both Dow Jones and AIGI, and are published in THE WALL STREET JOURNAL. A "DJ-AIG Business Day" is a day on which the sum of the applicable Commodity Index Percentages (as defined below in "Annual Reweightings and Rebalancings of the Indices") for the Index Commodities that are open for trading is greater than 50%.

AIGI and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Index, as well as commodities, including commodities included in the Index. AIGI and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments which are linked to the performance of commodities or are linked to the performance of the Index. Certain of AIGI's affiliates may underwrite or issue other securities or financial instruments indexed to the Index and related indices, and AIGI and Dow Jones and their affiliates may license the Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the Index. For instance, a market maker in a financial instrument linked to the performance of the Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Index components in order to hedge the market maker's position in the financial instrument may affect the market price of the futures contracts included in the Index, which in turn may affect the level of the Index. With respect to any of the activities described

THE DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

above, none of AIGI, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time.

THE DOW JONES-AIG COMMODITY INDEX OVERSIGHT COMMITTEE

Dow Jones and AIGI have established the Dow Jones-AIG Commodity Index Oversight Committee to assist them in connection with the operation of the Index. The Dow Jones-AIG Commodity Index Oversight Committee includes prominent members of the financial, academic and legal communities selected by AIGI and meets annually to consider any changes to be made to the Index for the coming year. The Dow Jones-AIG Commodity Index Oversight Committee may also meet at such other times as may be necessary.

As described in more detail below, the Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Index are determined each year in June by AIGI under the supervision of the Dow Jones-AIG Commodity Index Oversight Committee. Following the Dow Jones-AIG Commodity Index Oversight Committee's annual meeting in June or July, the annual weightings are publicly announced in July.

FOUR MAIN PRINCIPLES GUIDING THE CREATION OF THE DOW JONES-AIG EXENERGY
SUB-INDEX

The Index was created using the following four main principles:

> ECONOMIC SIGNIFICANCE. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities.

     The Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

> DIVERSIFICATION. A second major goal of the Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

> CONTINUITY. The third goal of the Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Index from year to year. The Index is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Index.

THE DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

> LIQUIDITY. Another goal of the Index is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Index can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These principles represent goals of the Index and its creators, and there can be no assurance that these goals will be reached by either Dow Jones or AIGI.

COMPOSITION OF THE INDEX

   COMMODITIES AVAILABLE FOR INCLUSION IN THE INDEX

The commodities that have been selected for possible inclusion in the Index are believed by Dow Jones and AIGI to be sufficiently significant to the world economy to merit consideration for inclusion in the Index, and each such commodity is the subject of a qualifying related futures contract (a "Designated Contract").

With the exception of several LME contracts, where the Dow Jones-AIG Commodity Index Oversight Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Dow Jones-AIG Commodity Index Oversight Committee selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, the Dow Jones-AIG Commodity Index Oversight Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The 19 potential commodities that may be included in the Index in a given year currently are aluminum, cocoa, coffee, copper, corn, cotton, gold, lead, cattle, hogs, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, wheat and zinc.

The composition of the Index for 2006 was approved at a meeting on July 29, 2005 and the reweighting and rebalancing of the Index became effective January 1, 2006. The 15 Index Commodities selected for inclusion in the Index for 2006 are as follows: aluminum, coffee, copper, corn, cotton, gold, hogs, live cattle, nickel, silver, soybeans, soybean oil, sugar, wheat and zinc.

The Designated Contracts for the commodities included in the Index and their relative weights as of May 25, 2006 are as follows:

      [The table below represents a pie chart in the printed report.]

Live Cattle                                             6%
Lean Hogs                                               6%
Wheat                                                   7%
Corn                                                    9%
Soybeans                                                9%
Aluminum                                               10%
Copper                                                 14%
Zinc                                                    6%
Nickel                                                  5%
Gold                                                   10%
Silver                                                  3%
Sugar                                                   4%
Cotton                                                  4%
Coffee                                                  3%
Soybean Oil                                             4%

THE DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

The following table shows the Designated Contract for each commodity comprised by the Index for 2006.

-------------------------------------------------------------------------------------------------------------
COMMODITY            DESIGNATED CONTRACT               EXCHANGE           UNITS                 PRICE QUOTE
-------------------------------------------------------------------------------------------------------------
Aluminum             High Grade Primary Aluminum       LME                25 metric tons        $/metric ton
Coffee               Coffee "C"                        CSCE               37,500 lbs            cents/pound
Copper*              High Grade Copper                 COMEX              25,000 lbs            cents/pound
Corn                 Corn                              CBOT               5,000 bushels         cents/bushel
Cotton               Cotton                            NYCE               50,000 lbs            cents/pound
Gold                 Gold                              COMEX              100 troy oz.          $/troy oz.
Live Cattle          Live Cattle                       CME                40,000 lbs            cents/pound
Lean Hogs            Lean Hogs                         CME                40,000 lbs            cents/pound
Nickel               Primary Nickel                    LME                6 metric tons         $/metric ton
Silver               Silver                            COMEX              5,000 troy oz.        cents/troy oz.
Soybeans             Soybeans                          CBOT               5,000 bushels         cents/bushel
Soybean Oil          Soybean Oil                       CBOT               60,000 lbs            cents/pound
Sugar                World Sugar No. 11                CSCE               112,000 lbs           cents/pound
Wheat                Wheat                             CBOT               5,000 bushels         cents/bushel
Zinc                 Special High Grade Zinc           LME                25 metric tons        $/metric ton
--------

* THE INDEX USES THE HIGH GRADE COPPER CONTRACT TRADED ON THE COMEX DIVISION OF THE NEW YORK MERCANTILE EXCHANGE FOR COPPER CONTRACT PRICES AND LME VOLUME DATA IN DETERMINING THE WEIGHTING.

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the Index.

   COMMODITY GROUPS

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Index are assigned to Commodity Groups. The Commodity Groups, and the commodities to be included in each Commodity Group, as of May 25, 2006 with respect to the Index, are as follows:

                        DJAIG EXENERGY SECTOR COMPOSITION

      [The table below represents a pie chart in the printed report.]

Precious Metals                                        13%
Softs                                                  11%
Vegetable Oil                                           4%
Livestock                                              12%
Grains                                                 26%
Industrial Metals                                      35%

THE DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
COMMODITY GROUP:    COMMODITIES:                 COMMODITY GROUP:  COMMODITIES:
------------------------------------    ----------------------------------------
Precious Metals     Gold                         Livestock         Lean Hogs
                    Platinum                                       Live Cattle
                    Silver

                                                 Grains            Corn
                                                                   Soybeans
                                                                   Wheat

Industrial Metals   Aluminum                     Softs             Cocoa
                    Copper                                         Coffee
                    Lead                                           Cotton
                    Nickel                                         Sugar
                    Tin
                    Zinc                         Vegetable Oil     Soybean Oil

   DETERMINATION OF RELATIVE WEIGHTINGS

The relative weightings of the component commodities included in the Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the Index, liquidity is measured by the Commodity Liquidity Percentage ("CLP") and production by the Commodity Production Percentage ("CPP"). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage ("CIP") for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Index (the "Index Commodities") and their respective percentage weights.

DIVERSIFICATION RULES

The Index is designed to provide diversified exposure to commodities as an asset class with the exception of energy commodities. The Index is a sub-index of, and is derived from, the Dow Jones-AIG Commodity Index (the "DJAIG Index"), with the exception only of excluding energy commodities. To ensure that no single commodity or commodity sector dominates the DJAIG Index, the following diversification rules are applied to the annual reweighting and rebalancing of the DJAIG Index as of January of the applicable year:

     > No related group of commodities designated as a "Commodity Group" (e.g., precious metals, livestock, grains or, with respect to the DJAIG Index, energy) may constitute more than 33% of the index.

     >    No single commodity may constitute more than 15% of the DJAIG Index.

     > No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the DJAIG Index.

     > No single commodity that is in the DJAIG Index may constitute less than 2% of the DJAIG Index.

THE DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

Following the annual reweighting and rebalancing of the DJAIG Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

   COMMODITY INDEX MULTIPLIERS

Following application of the diversification rules discussed above, CIPs are incorporated into the DJAIG Index by calculating the new unit weights for each Index Commodity. Near the beginning of each new calendar year (the "CIM Determination Date"), the CIPs, along with the settlement prices on that date for Designated Contracts included in the DJAIG Index, are used to determine a Commodity Index Multiplier ("CIM") for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.


ANNUAL REWEIGHTINGS AND REBALANCINGS OF THE DOW JONES-AIG EXENERGY SUB-INDEX

The Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Index are determined each year in June by AIGI under the supervision of the Dow Jones-AIG Commodity Index Oversight Committee, announced in July and implemented the following January. The composition of the Index for 2006 was approved by the Dow Jones-AIG Commodity Index Oversight Committee at a meeting held in July 2005. The next Index reweighting and rebalancing will take place in January 2007.

CALCULATIONS

The Index is calculated by Dow Jones, in conjunction with AIGI, by applying the impact of the changes to the futures prices of commodities included in the Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Index is a mathematical process whereby the CIMs for the Index commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior Index level to calculate the current Index level. Dow Jones disseminates the Index level approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time), and publishes a daily Index level at approximately 4:00 p.m. (New York time) on each DJ-AIG Business Day on Reuters page AIGCI1. Index levels can also be obtained from the official websites of both Dow Jones and AIGI and are also published in THE WALL STREET JOURNAL.

THE INDEX IS A ROLLING INDEX

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-AIG Business Days each month according to a pre-determined schedule. This process is known as "rolling" a futures position. The Index is a "rolling index".

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THE DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

INDEX CALCULATION DISRUPTION EVENTS

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Index will be adjusted in the event that AIGI determines that any of the following index calculation disruption events exists:

(a) the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day,

(b) the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day's settlement price,

(c) the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index, or

(d) with respect to any futures contract used in the calculation of the Index that trades on the LME, a business day on which the LME is not open for trading.

THE DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

HISTORICAL CLOSING LEVELS OF THE DOW JONES-AIG EXENERGY SUB-INDEX

Since their inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of such Index. UBS cannot make any assurance that the future performance of either Index or the Index Commodities will result in holders of the Notes receiving a positive return on their investment.

The chart below shows the monthly performance of the Index from July 31, 1998 through May 25, 2006.

         DATE         SETTLEMENT PRICE         DATE             SETTLEMENT PRICE
--------------------------------------------------------------------------------
       31-Jul-98            90.65            31-May-02                64.383
       31-Aug-98           85.121            28-Jun-02                65.235
       30-Sep-98            87.33            31-Jul-02                65.427
       30-Oct-98           87.822            30-Aug-02                65.982
       30-Nov-98           86.675            30-Sep-02                 66.54
       31-Dec-98           82.238            31-Oct-02                68.791
       29-Jan-99           81.329            29-Nov-02                 69.21
       26-Feb-99           79.123            31-Dec-02                68.006
       31-Mar-99           79.265            31-Jan-03                70.906
       30-Apr-99           80.974            28-Feb-03                69.173
       31-May-99           76.178            31-Mar-03                66.347
       30-Jun-99           76.994            30-Apr-03                67.871
       30-Jul-99           75.881            30-May-03                69.293
       31-Aug-99           78.324            30-Jun-03                67.145
       30-Sep-99           81.173            31-Jul-03                68.619
       29-Oct-99            79.69            29-Aug-03                71.434
       30-Nov-99           79.478            30-Sep-03                73.294
       31-Dec-99           80.094            31-Oct-03                 78.54
       31-Jan-00           81.192            28-Nov-03                77.426
       29-Feb-00           78.818            31-Dec-03                80.448
       31-Mar-00            80.76            30-Jan-04                83.039
       28-Apr-00           78.726            27-Feb-04                87.857
       31-May-00           77.951            31-Mar-04                90.387
       30-Jun-00           75.702            30-Apr-04                86.335
       31-Jul-00           74.798            31-May-04                85.407
       31-Aug-00            75.73            30-Jun-04                82.378
       29-Sep-00           75.179            30-Jul-04                79.829
       31-Oct-00           72.475            31-Aug-04                80.836
       30-Nov-00           73.242            30-Sep-04                81.123
       29-Dec-00           73.595            29-Oct-04                79.342
       31-Jan-01           72.311            30-Nov-04                82.692
       28-Feb-01           71.806            31-Dec-04                83.529
       30-Mar-01           67.571            31-Jan-05                80.984
       30-Apr-01           68.201            28-Feb-05                87.192
       31-May-01           67.061            31-Mar-05                86.914
       29-Jun-01           66.608            29-Apr-05                84.983
       31-Jul-01           67.358            31-May-05                84.355
       31-Aug-01           66.008            30-Jun-05                82.649
       28-Sep-01           63.517            29-Jul-05                84.473
       31-Oct-01           61.099            31-Aug-05                81.374
       30-Nov-01           63.948            30-Sep-05                83.217
       31-Dec-01           62.335            31-Oct-05                83.041
       31-Jan-02           62.678            30-Nov-05                85.150
       28-Feb-02           62.665            30-Dec-05                90.256
       29-Mar-02           64.383            25-Jan-06                93.855
       30-Apr-02           62.057            17-Feb-06                93.063
                                             28-Apr-06               101.443
                                             25-May-06                104.89

                       PAST PERFORMANCE IS NOT INDICATIVE
                               OF FUTURE RESULTS.

THE DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------
The graph below illustrates the performance of the Index from January 30, 1998 through May 25, 2006.

         [The table below represents a line graph in the printed report.]

 1998                                              105.805
                                                   102.567
                                                    102.05
                                                   101.026
                                                    95.825
                                                    95.153
                                                     90.65
                                                    85.121
                                                     87.33
                                                    87.822
                                                    86.675
                                                    82.238
 1999                                               81.329
                                                    79.123
                                                    79.265
                                                    80.974
                                                    76.178
                                                    76.994
                                                    75.881
                                                    78.324
                                                    81.173
                                                     79.69
                                                    79.478
                                                    80.094
 2000                                               81.192
                                                    78.818
                                                     80.76
                                                    78.726
                                                    77.951
                                                    75.702
                                                    74.798
                                                     75.73
                                                    75.179
                                                    72.475
                                                    73.242
                                                    73.595
 2001                                               72.311
                                                    71.806
                                                    67.571
                                                    68.201
                                                    67.061
                                                    66.608
                                                    67.358
                                                    66.008
                                                    63.517
                                                    61.099
                                                    63.948
                                                    62.335
 2002                                               62.678
                                                    62.665
                                                    64.383
                                                    62.057
                                                    64.383
                                                    65.235
                                                    65.427
                                                    65.982
                                                     66.54
                                                    68.791
                                                     69.21
                                                    68.006
 2003                                               70.906
                                                    69.173
                                                    66.347
                                                    67.871
                                                    69.293
                                                    67.145
                                                    68.619
                                                    71.434
                                                    73.294
                                                     78.54
                                                    77.426
                                                    80.448
 2004                                               83.039
                                                    87.857
                                                    90.387
                                                    86.335
                                                    85.407
                                                    82.378
                                                    79.829
                                                    80.836
                                                    81.123
                                                    79.342
                                                    82.692
                                                    83.529
 2005                                               80.984
                                                    87.192
                                                    86.914
                                                    84.983
                                                    84.355
                                                    82.649
                                                    84.473
                                                    81.374
                                                    83.217
                                                    83.041
                                                     85.15
                                                    90.256
                                                    94.678
                                                    93.636
                                                    93.515
                                                   101.443
 5/25/06                                            104.89



Source: Dow Jones & Company, Inc. (http://www.djindexes.com)

                       PAST PERFORMANCE IS NOT INDICATIVE
                               OF FUTURE RESULTS.

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THE DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

LICENSE AGREEMENT

"Dow Jones(SM)" and "AIG(R)" are registered trademarks or service marks of Dow Jones & Company, Inc. and American International Group, Inc. ("American International Group"), as the case may be, and have been licensed for use for certain purposes by UBS AG. The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such products.

Dow Jones, AIGI and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is published by Dow Jones and AIGI, in connection with certain products, including the Notes.

The license agreement between Dow Jones, AIGI and UBS provides that the following language must be set forth in this prospectus supplement: The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates. None of Dow Jones, American International Group, AIGI or any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates to UBS is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-AIG ExEnergy Sub-Index(SM), which is determined, composed and calculated by Dow Jones in conjunction with AIGI without regard to UBS or the Notes. Dow Jones and AIGI have no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones-AIG ExEnergy Sub-Index(SM). None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to Notes customers, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, AIGI, American International Group and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by UBS, but which may be similar to and competitive with the Notes. In addition, American International Group, AIGI and their respective subsidiaries or affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG ExEnergy Total Return Sub-Index(SM)), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-AIG ExEnergy Sub-Index(SM) and the Notes.

This prospectus supplement relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG ExEnergy Sub-Index(SM) components. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-AIG ExEnergy Sub-Index(SM) is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates. The information in the prospectus supplement regarding the exchange-traded futures contracts on physical commodities which comprise the Dow Jones-AIG ExEnergy Sub-Index(SM) components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates has made any due diligence inquiries with respect to the exchange-traded futures contracts which comprise the Dow Jones-AIG ExEnergy Sub-Index(SM) in connection with the Notes. None of Dow Jones, American

THE DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

International Group, AIGI or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which comprise the Dow Jones-AIG ExEnergy Sub-Index(SM), including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG EXENERGY SUB-INDEX(SM) OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG EXENERGY SUB-INDEX(SM) OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG EXENERGY SUB-INDEX(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIGI AND UBS, OTHER THAN AMERICAN INTERNATIONAL GROUP AND ITS AFFILIATES.

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THE DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

THE COMMODITY FUTURES MARKETS

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as "short") and acquired by the purchaser (whose position is described as "long") or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as "initial margin". This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called "variation margin" and make the existing positions in the futures contract more or less valuable, a process known as "marking to market".

Futures contracts are traded on organized exchanges, known as "contract markets" in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trade obtained the position. This operates to terminate the position and fix the trader's profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Index has been comprised exclusively of futures contracts traded on regulated exchanges.

--------------------------------------------------------------------------------


Valuation of the Notes

AT MATURITY. At maturity, you will receive a cash payment per $10 principal amount of the Notes equal to the Protected Amount plus the GREATER of:

      (i)  $10.00 x Index Return

      OR

      (ii) Zero.

The "Protected Amount" will be between $9.50 and $9.90 per $10.00 principal amount (to be determined on the trade date).

The "Index Return" will be calculated as follows:

                     Index Ending Level - Index Starting Level
      Index Return = -----------------------------------------
                               Index Starting Level

The "Index Starting Level" equals __, the closing level of the Index on the trade date.

The "Index Ending Level" will equal the closing level of the Index on the final valuation date.

Participation in any appreciation in the level of the Index is equal to 100% of the Index Return, less 1% to 5% of your principal, to be determined on the trade date. For further information concerning the calculation of the payment at maturity, see "Specific Terms of the Notes--Payment at Maturity" on page S-26.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that, generally, the level of the Index on any day will affect the market value of the Notes more than any other factors. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand for the Notes, the volatility of the Index, the market price of the Index Commodities and exchange-traded futures contracts on the Index Commodities, the volatility of commodities prices, economic, financial, political, regulatory, or judicial events that affect the level of the Index or the market price of Index Commodities and exchange-traded futures contracts on the Index Commodities, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-6 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------


Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to the "Index" mean the Dow Jones-AIG ExEnergy Sub-Index(SM) (the "Index").

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

Your minimum investment is 100 Notes at a principal amount of $10 per Note (a minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $10 principal amount of the Notes equal to the Protected Amount plus the GREATER of:

      (i)  $10.00 x Index Return

      OR

      (ii) Zero.

The "Protected Amount" will be between $9.50 and $9.90 per $10.00 principal amount (to be determined on the trade date).

The "Index Return" will be calculated as follows:

                     Index Ending Level - Index Starting Level
      Index Return = -----------------------------------------
                               Index Starting Level

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The "Index Starting Level" equals __, the closing level of the Index on the trade date.

The "Index Ending Level" will equal the closing level of the Index on the final valuation date.

You will not receive less than between $9.50 and $9.90 per $10 principal amount of the Notes (to be determined on the trade date) if you hold the Notes to maturity.

MATURITY DATE

The maturity date will be on or about December 31, 2008, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and, therefore, the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be on or about December 22, 2008, unless the calculation agent determines that a market disruption event has occurred or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that no market disruption event has occurred or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Index Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and, thus, the determination of the Index Ending Level may be postponed, if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event has occurred or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

> the termination or suspension of, or material limitation or disruption in the trading of any exchange traded futures contract included in the Index;

> the settlement price of any such contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day's settlement price;

> the Index is not published, as determined by the calculation agent in its sole discretion;

> the settlement price is not published for any individual exchange-traded futures contract included in the Index; or

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with UBS's ability, or the ability of any of its affiliates, to unwind all or a material portion of a hedge with respect to the Notes that UBS or its affiliates have effected or may effect as described below under "Use of Proceeds and Hedging" on page S-31.

The following events will not be market disruption events:

> a limitation on the hours or number of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Commodity.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Commodity are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If Dow Jones and AIG discontinue publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the Index Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index Ending Level is required to be determined, the calculation

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

agent will instead make the necessary determination by reference to a group of physical commodities, exchange-traded futures contracts or physical commodities or indices and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index Commodities, the exchange-traded futures contracts on the Index Commodities or the method of calculating the Index has been changed at any time in any respect--including any addition, deletion or substitution and any reweighting or rebalancing of the exchange-traded futures contracts on Index Commodities and whether the change is made by Dow Jones and AIGI under their existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Commodities or is due to any other reason--that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the Index Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index Ending Level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to Index Ending Level and the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date," above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------


Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on Index Commodities or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

> acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of the Index or the value of the Index Commodities;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of other similar market indices or commodities; or

>    any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Index Commodities, listed or over-the-counter options or futures on Index Commodities or listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the commodities market.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-6 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------


Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2006 (UNAUDITED)                               CHF          USD
--------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt
  Debt issued(1) ...................................       296,632       227,316
                                                           -------       -------
  Total Debt .......................................       296,632       227,316
Minority Interest(2) ...............................         5,571         4,269
Shareholders' Equity ...............................        47,850        36,669
                                                           -------       -------
Total capitalization ...............................       350,053       268,254
                                                           =======       =======
------------

(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION BASED ON THE REMAINING MATURITIES.

(2)  INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.76632.

INCORPORATION OF INFORMATION ABOUT UBS AG

We incorporate by reference in this prospectus supplement UBS AG's submissions on Form 6-K, which UBS AG filed with the SEC on April 11, 2006 and May 4, 2006 (containing UBS AG's First Quarter 2006 Report).

--------------------------------------------------------------------------------


Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We have determined the comparable yield for the Notes is equal to __% per annum, compounded semiannually, with a projected payment at maturity of $__ based on an investment of $1,000. Based upon this comparable yield, if you are an initial holder that holds a Note until maturity and you pay your taxes on a calendar year basis, you would generally be required to pay taxes on the following amounts of ordinary income from the Note each year: $__ in 2006, $__ in 2007 and $__ in 2008. However, if the amount you receive at maturity is greater than $__, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2008 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $__, you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2008 by an amount that is equal to such difference. If the amount you receive at maturity is less than $__, then you would recognize a net loss in 2008 in an amount equal to such difference. Such loss would be ordinary loss to the extent of $__ and, thereafter, capital loss.

YOU ARE REQUIRED TO USE THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE SET FORTH ABOVE IN DETERMINING YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, UNLESS YOU TIMELY DISCLOSE AND JUSTIFY ON YOUR FEDERAL INCOME TAX RETURN THE USE OF A DIFFERENT COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED TO YOU FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, AND WE MAKE NO REPRESENTATIONS REGARDING THE AMOUNT OF CONTINGENT PAYMENTS WITH RESPECT TO THE NOTES.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes' original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize upon the sale or maturity of the Notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. You will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND
TAX ON PRINCIPAL AND INTEREST

Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

GAINS ON SALE OR REDEMPTION

Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are an individual resident in Switzerland for tax purposes and hold the Notes as your private property, you should consult with your own tax advisor. Your interest in the Notes will be treated as an investment in bonds with a variable one-time return. Thus, if you hold your Notes until maturity, you will be taxed upon any proceeds from the repayment in excess of the principal amount initially invested. If you sell your Notes to a third party prior to maturity, you will be taxed upon the difference between the sale proceeds and your initially invested amount.

--------------------------------------------------------------------------------


ERISA Considerations

UBS, UBS Securities LLC, UBS Financial Services Inc. and other of its affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of UBS's affiliates acts as a fiduciary, as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary"), would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of UBS's affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, the Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------


Supplemental Plan of Distribution


UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 2.25% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc. and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on or about the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS


---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ...............     S-1
Risk Factors ................................     S-6
The Dow Jones-AIG ExEnergy Sub-Index(SM) ....    S-13
Valuation of the Notes ......................    S-25
Specific Terms of the Notes .................    S-26
Use of Proceeds and Hedging .................    S-31
Capitalization of UBS .......................    S-32
Supplemental Tax Considerations .............    S-33
ERISA Considerations ........................    S-36
Supplemental Plan of Distribution ...........    S-37

PROSPECTUS

Introduction ................................       3
Cautionary Note Regarding Forward-
  Looking Information .......................       5
Incorporation of Information About
  UBS AG ....................................       7
Where You Can Find More Information .........       8
Presentation of Financial Information .......       9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others .....................      10
Capitalization of UBS .......................      10
UBS .........................................      11
Use of Proceeds .............................      13
Description of Debt Securities We May
  Offer .....................................      14
Description of Warrants We May Offer ........      36
Legal Ownership and Book-Entry
  Issuance ..................................      53
Considerations Relating to Indexed
  Securities ................................      59
Considerations Relating to Securities
  Denominated or Payable in or Linked to
  a Non-U.S. Dollar Currency ................      62
U.S. Tax Considerations .....................      65
Tax Considerations Under the Laws of
  Switzerland ...............................      76
ERISA Considerations ........................      78
Plan of Distribution ........................      79
Validity of the Securities ..................      82
Experts .....................................      82


[UBS LOGO]

__%
Principal
Protected
Notes


UBS AG $__ NOTES
LINKED TO THE DOW JONES-AIG
EXENERGY SUB-INDEX(SM)
DUE ON OR ABOUT DECEMBER 31, 2008


PROSPECTUS SUPPLEMENT

JUNE __, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)




UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.